EXHIBIT 99.1

News Release

NYSE:NOR

Contacts:

Investors/Media:

Roger Schrum
605-978-2848
roger.schrum@northwestern.com

NEW YORK STOCK EXCHANGE NOTIFIES NORTHWESTERN

SIOUX FALLS, S.D. – Sept. 9, 2003 – NorthWestern Corporation (NYSE:NOR) today reported that it has received formal notification, dated today, from the New York Stock Exchange (NYSE) indicating that the Company was below the continued listing criteria for maintaining an average closing price of its common stock of no less than $1.00 over a consecutive 30-trading-day period.

The NYSE had previously notified NorthWestern on Aug. 21, 2003, that the Company was below the continued listing criteria for total market capitalization of not less than $50 million over a 30-trading-day period and stockholders’ equity of not less than $50 million.

Given that NorthWestern has triggered two of the NYSE’s continued listing standards, the Company must notify the NYSE within 10 business days of receipt of the notification of its intent to cure the deficiency or be subject to suspension and delisting procedures.  No assurances can be given that the Company will be able to develop a plan to demonstrate compliance.  If the Company does not submit a plan that is found acceptable by the NYSE, the Company will be subject to immediate suspension by the NYSE and delisting by the SEC..

About NorthWestern

NorthWestern Corporation is one of the largest providers of electricity and natural gas in the Upper Midwest and Northwest, serving more than 598,000 customers in Montana, South Dakota and Nebraska.  NorthWestern also has investments in Expanets, Inc., a nationwide provider of networked communications and data services to small and mid-sized businesses; and Blue Dot Services Inc., a provider of heating, ventilation and air conditioning services to residential and commercial customers.

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